Exhibit 10.1

February 8, 2019

Sanjay Mehta

Re:	Teradyne Offer of Employment

Dear Sanjay,

We are pleased to offer you the regular, full-time position of Vice President and Chief Financial Officer, reporting to myself, at our North Reading, MA headquarters. We expect your start date will be April 24, 2019 (“Start Date”).

Cash Compensation

You will be paid on a monthly basis at a rate of $41,667 per month. This represents an annualized salary of $500,000. You also will be eligible to participate in our Variable Compensation Plan at a 75% factor. The actual Variable Compensation payout will be determined after the end of the fiscal year by Teradyne’s Compensation Committee. For certain salary-dependent benefits programs such as life insurance and profit sharing, Teradyne will use your “model compensation” that equals your base salary plus your variable compensation at target, or $875,000. Your first salary review will be in January 2020. Also, we are pleased to offer you participation in Teradyne’s discretionary cash profit sharing plan, prorated based on the Start Date.

Equity Compensation

In addition to your cash compensation, you will be eligible to participate in our Executive Officer Equity Compensation Program. In connection with the commencement of your employment, Teradyne will grant you a new hire equity award in the amount of $1,400,000 as follows:

1.

Restricted Stock Unit award consisting of the right to receive shares of Teradyne common stock equivalent in value to $560,000. The number of restricted stock unit shares will be determined by dividing $560,000 by the closing price of Teradyne common stock on the first trading day of the month following your Start Date (“Grant Date”). This Restricted Stock Unit award will vest in equal amounts annually over four (4) years, subject to the terms of the Company’s Restricted Stock Unit Agreement.

2.

Performance-based Restricted Stock Unit awards consisting of the right to receive shares of Teradyne common stock equivalent in value to $700,000 at target. The target number of performance-based restricted stock unit shares will be determined by dividing $700,000 by the closing price of Teradyne common stock on the Grant Date. The final number of performance-based restricted stock unit shares earned will be determined by the Compensation Committee upon the completion of the performance periods of the awards (December 31 of the year prior to the three-year anniversary of the grant date). These Performance-based Restricted Stock Unit awards will vest in full on the third anniversary of the date of grant, subject to the terms of the Company’s Performance-based Restricted Stock Unit Agreement.

3.

Non-qualified Stock Option award consisting of the right to purchase shares of Teradyne common stock equivalent in value to $140,000 at a strike price equal to the closing price of Teradyne common stock on the Grant Date. The number of stock options will be determined based on the fair market value of the options calculated as of the Grant Date. The stock options will vest in equal amounts annually over four (4) years and will expire seven years from the date of grant, subject to the terms of the Company’s Non-qualified Stock Option Agreement.

The equity awards set forth above are subject to approval of the Compensation Committee, will be made on the Grant Date and will be subject to the terms and conditions of the Company’s equity agreements and the terms of the 2006 Equity and Cash Compensation Incentive Plan.

Sign-on Compensation

Teradyne offers you sign-on compensation as follows:

1.

A Restricted Stock Unit award consisting of the right to receive shares of Teradyne common stock equivalent in value to $1,100,000. The number of restricted stock unit shares will be determined by dividing $1,100,000 by the closing price of Teradyne common stock on the Grant Date. This Restricted Stock Unit award will vest in equal amounts annually over two (2) years, subject to the terms of the Company’s Restricted Stock Unit Agreement.

2.

A one-time, sign-on cash bonus of $600,000 (“Sign-on Bonus”), subject to all required taxes and withholdings, to be paid in the amount of $300,000 one (1) month from your Start Date and $300,000 six (6) months from your Start Date. The Sign-on Bonus is an unvested wage advance upon receipt that you will earn 50% by remaining employed by Teradyne for one (1) month following your Start Date and 50% by remaining employed by Teradyne for six (6) months from your Start Date. If your employment with Teradyne terminates (voluntarily or for Cause) less than thirteen (13) full months after your Start Date, you agree to repay one hundred percent (100%) of the Sign-on Bonus. If your employment with Teradyne terminates (voluntarily or for Cause) at least thirteen (13) months after the Start Date, but less than twenty-four (24) full months after the Start Date, you agree to repay the full amount of the Sign-on Bonus, less 8.33% for each full month of employment completed after the twelfth month of employment. You agree that these repayment obligations are not reduced by completion of partial months of employment.

You agree that you will repay the Sign-on Bonus amounts by no later than the effective date of employment termination. You further agree that any repayment due may be deducted to the extent permitted by law from any amounts due to you at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments and bonuses, and hereby expressly authorize such deduction(s).

You will have no obligation to repay the Sign-on Bonus if Teradyne terminates your employment other than for Cause. For purposes of this section, “Cause” shall mean conduct involving one or more of the following: (i) your substantial and continuing failure, after notice thereof, to render services to Teradyne in accordance with the terms or requirements of your employment, as established by the Company Board of Directors from time to time and communicated to you; (ii) your disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to Teradyne, each in connection with your employment by Teradyne; (iii) your deliberate disregard of the rules or policies of, or breach of an agreement with, Teradyne which results in direct or indirect material loss, damage or injury to Teradyne; (iv) the intentional, unauthorized disclosure by you of any trade secret or confidential information of Teradyne; (v) the commission by you of an act which constitutes unfair competition with Teradyne; or (vi) the conviction of, or the entry of a plea of guilty or nolo contendere by you, to any crime involving moral turpitude or any felony. In the event that Teradyne determines that Cause may exist pursuant to clauses (i), (iii) and (v) above, Teradyne shall give you written notice of the facts constituting such Cause and you shall have thirty (30) days following receipt of such notice to remedy such Cause.

Benefits

In addition to your cash compensation, you may participate in all of Teradyne’s benefit programs that the Company makes available to employees from time to time, provided you meet eligibility requirements, including the Company’s Employee Stock Purchase Plan. Additional information on our health, dental and protection plans can be found by following this link www.teradyne.com/benefits. You are eligible for Flex time of twenty-five (25) days a year.

Relocation Benefit

In addition to your regular employment benefits, Teradyne will assist you with your relocation expenses as set forth in Appendix A to this offer letter. Teradyne’s relocation provider, Bristol Global Mobility, will be contacting you to coordinate your relocation. You will be provided a complete description of the terms and conditions of the relocation program by Bristol Global Mobility. Reimbursable relocation expenses must be incurred prior to December 31, 2019.

If your employment with Teradyne terminates (voluntarily or for Cause) less than thirteen (13) full months after your Start Date, you agree to repay one hundred percent (100%) of your relocation expenses paid by Teradyne. If your employment with Teradyne terminates (voluntarily or for Cause) at least thirteen (13) months after the Start Date, but less than twenty-four (24) full months after the Start Date, you agree to repay the full amount of your relocation expenses paid by Teradyne, less 8.33% for each full month of employment completed after the twelfth month of employment. These repayment obligations are not reduced by completion of partial months of employment.

You agree that you will repay the relocation expenses amounts by no later than the effective date of employment termination. You further agree that any repayment due may be deducted to the extent permitted by law from any amounts due to you at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments and bonuses, and hereby expressly authorize such deduction(s).

Employment Agreements

As a condition of employment, you will enter into the Company’s standard Employment Agreement.

As an Executive Officer, you are eligible to enter into an Executive Officer Change in Control Agreement, which covers termination without cause or for good reason following a change in control, as defined in the agreement.

As Chief Financial Officer, you also are eligible to enter into an Agreement regarding Termination Benefits, which covers termination without cause other than in connection with a change in control.

Other Terms

This offer is contingent upon approval by the Company’s Compensation Committee and the successful completion of the background screening process.

This letter is not an agreement to employ you for any stated term, and in no way alters your status as an at-will employee.

You represent that you are not bound by any agreement preventing you from being employed by and performing your job at Teradyne.

You agree to provide to Teradyne, within three days of your Start Date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. In the event you need to obtain a work visa in order to be eligible to work in the United States, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by Teradyne. This position may involve access to export controlled technology and may be subject to export licensing requirements prior to employment.

If this letter correctly states the terms of your offer by Teradyne, please sign the enclosed duplicate of this letter in the space provided below and return it by email to Michal Kimeldorfer-Rabinowitz, Vice President of Human Resources. Please return the signed letter by February 10th, 2019.

Sanjay, we greatly look forward to your joining our team! If you have any questions at all, please contact me.

Sincerely,

/s/ Mark Jagiela	Date: February 8, 2019
Mark Jagiela
President and CEO

/s/ Sanjay Mehta	Date: February 13, 2019
Sanjay Mehta

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